Exhibit 99.1

Coterra Energy Announces Election of Chairman and Lead Independent Director

Houston, Nov. 2, 2022 /PRNewswire) – Coterra Energy Inc. (the “Company” or “Coterra”) (NYSE: CTRA) announced today that the Company’s Board of Directors appointed Thomas E. Jorden, its President and Chief Executive Officer, as Chairman of the Board effective January 1, 2023, succeeding Dan O. Dinges, as Executive Chairman upon the expiration of his term on December 31, 2022 in accordance with the merger agreement between the Company and Cimarex Energy Co. (“Cimarex”). Mr. Dinges will remain as Chair of the Executive Committee. The Board also appointed Robert Boswell to succeed Lisa Stewart as Lead Independent Director effective January 1, 2023.

“I want to express my appreciation to the Board, to the management team and to all of our employees for their collective efforts this past year in setting Coterra on the path to success,” said Dan Dinges, Executive Chairman. “I am grateful for the experience. I know under Tom’s leadership the Company will continue to be an industry leader.”

“I want to thank Dan for his leadership and compliment him on building a great organization with premier assets over the last two decades,” said Thomas Jorden, President and CEO. “I am also looking forward to working closely with Bob as Lead Independent Director, drawing on his boardroom and upstream oil and gas experience to move Coterra forward.”

Mr. Dinges served as Chairman, Chief Executive Officer and President from May 2002 until the completion of the merger with Cimarex on October 1, 2021, bringing decades of executive management experience in the oil and gas exploration and production business and a deep knowledge of operations. He also oversaw an era of tremendous growth for the Company. Mr. Dinges joined the Company in September 2001 as Chief Operating Officer and President after a successful 20-year career in various management positions with the predecessor to Noble Energy, Inc.

Mr. Jorden was appointed as Chief Executive Officer in October 2021 in connection with the consummation of the merger with Cimarex. At Cimarex, he began serving as Executive Vice President of Exploration when the company was formed in 2002. In 2011, he became Chief Executive Officer and President of Cimarex and then Chairman of the Board in 2012. Prior to the formation of Cimarex, Mr. Jorden held multiple leadership roles at Key Production Company, Inc., Cimarex’s predecessor. He joined Key in 1993 as Chief Geophysicist and went on to become Executive Vice President of Exploration.

Mr. Boswell has served as a director of Coterra since 2015 and currently serves on the Executive, Audit, and Environment, Health & Safety Committees of the Board. He currently serves as the Chairman of the Board and Chief Executive Officer of Laramie Energy LLC, an exploration and production company operating in the Piceance Basin of Colorado.

About Coterra Energy

Coterra is a premier exploration and production company based in Houston, Texas with focused operations in the Permian Basin, Marcellus Shale and Anadarko Basin. We strive to be a leading producer, delivering returns with a commitment to sustainability leadership. Learn more about us at www.coterra.com.